November 29, 2004

For Immediate Release

Collegiate Pacific to Acquire Orlando Team Sports

•	Largest; Fastest Growing Team Distributor in Florida

•	To Provide CP Strategic Southeastern Hub in Year-Round Sports Market

Dallas, TX. — Collegiate Pacific (AMEX — BOO) today stated that it has executed a Letter of Intent to acquire Orlando Team Sports (OTS). Founded in 1994, Orlando Team Sports is believed to be the largest and fastest growing team sporting goods distributor in the state of Florida, covering the state from Jacksonville to Miami. Terms of the transaction were not disclosed. Closing is anticipated within 30 days.

In discussing the transaction, Michael Blumenfeld, CEO of Collegiate Pacific, stated “OTS brings to Collegiate Pacific a fast growing strategic hub in the lucrative year-round sports market of Florida. They have a proven and profitable history with seasoned management and a dedicated work force that will be a strong addition to our expansion efforts. We are excited that Michael McWeeney, President of OTS, will remain to manage the business and become an important member of Collegiate Pacific’s executive management team.”

“We intend to deploy the recently infused $40 million of new capital in a manner that will create more than $100 million in new revenues, and a significant expansion of profitability. The acquisition of OTS is the first step towards this goal. OTS meets our strict criteria of strong top line growth; geographic compatibility with our existing sales force, and the ability to contribute to revenues and earnings on an immediate basis.”

Adam Blumenfeld, President of Collegiate Pacific stated: “The completion of OTS will take our national network of salesmen to approximately 140 road sales professionals. As well, OTS geographically connects our Kessler and Dixie territories and provides a contiguous connection from the Midwest to the East Coast. We are excited to be expanding our relationships with key industry vendors in this territory, and to be introducing the OTS sales force to Collegiate Pacific’s family of 3000+ proprietary equipment products. The infusion of this product will commence immediately upon closing, and serve to further expand the operating leverage of OTS.”

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on management’s belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. The forward-looking statements speak only as of the date made, other than as required by law, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Collegiate Pacific, Dallas
Michael Blumenfeld, 972-243-8100
or

Adam Blumenfeld, 972-243-0879